EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-205356, 333-209130, 333-148789 and 333-137859) on Form S-8 of ClearOne, Inc. of our report dated April 15, 2019, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of ClearOne, Inc. for the year ended December 31, 2018.

/s/ Tanner LLC

Salt Lake City, UT

April 15, 2019